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                                                                EXHIBIT 99.15(c)


                        GOLDMAN SACHS MONEY MARKET TRUST

       (FINANCIAL SQUARE PRIME RATED MONEY MARKET FUND - PREFERRED CLASS)

                         PREFERRED ADMINISTRATION PLAN

                                October 10, 1995


     WHEREAS, Goldman Sachs Money Market Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust has a particular series or Fund, which is a separate pool of assets with its own investment policies (the "Fund") and such Fund may be divided into four separate classes: the FST Class, the FST Administration Class, the FST Service Class and the FST Preferred Class;

     WHEREAS, the Trust, on behalf of the FST Preferred Class of such Fund, desires to adopt a Preferred Administration Plan and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Preferred Administration Plan will benefit the Trust and its shareholders; and

     WHEREAS, the Trust, on behalf of the FST Preferred Class of such Fund, employs institutions (the "Service Organizations") to act as nominees and record holders of shares of the FST Preferred Class for their respective customers who are or may become beneficial owners of such shares (the "Customers") and to perform certain account administration services with respect to the Customers pursuant to Administration Agreements between the Trust, on behalf of the FST Preferred Class of such Fund, and such Service Organizations (the "Agreements").

     NOW, THEREFORE, the Trust, on behalf of the FST Preferred Class of such Fund, hereby adopts this Preferred Administration Plan (the "Plan") on the following terms and conditions:

     1. (a) The Trust, on behalf of the FST Preferred Class of such Fund, is authorized to pay each Service Organization the monthly or quarterly administration fee specified in the Agreement with such Service Organization, which shall be equal on an annual basis to not more than .10 of 1% of the average daily net asset value of the shares of the FST Preferred Class of such Fund which are owned beneficially by the Customers of such Service Organization during such period.

         (b) The types of administration services and expenses for which a Service Organization may be compensated under this Plan include, without limitation: (i) acting as record holder and nominee of all shares of the FST Preferred Class beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to shares of the FST Preferred Class owned by each Customer; and (iii) receiving and transmitting funds representing the purchase price or redemption proceeds of such shares. No Fund may compensate a Service Organization for services provided with respect to another Fund.

     2. This Plan shall not take effect with respect to the FST Preferred Class of the Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of the FST Preferred Class of such Fund.
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     3.  This Plan shall not take effect as to the Fund until the Plan, together with any related agreements, has been approved for such Fund by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     4. This Plan shall remain in effect until April 30 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and this Plan.

     6. This Plan may be terminated as to the FST Preferred Class of the Fund at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the FST Preferred Class of such Fund.

     7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 2 hereof. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

     9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Trust, on behalf of the FST Preferred Class of such Fund, has executed this Preferred Administration Plan as of the day and year first written above.


                              Goldman Sachs Money Market Trust
                              (on behalf of the FST Preferred Class of such Fund)



                              By_____________________________________________
                                 Marcia L. Beck
                                 President of the Trust

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